JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2013

Morristown, Tennessee -- (October 29, 2013) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended September 30, 2013 of $498,000, or $0.08 per diluted share, compared to net income of $295,000, or $0.05 per diluted share, for the quarter ended September 30, 2012.   The improvement in net income is largely the result of lower provision for loan losses and lower noninterest expense more than offsetting a decrease in net interest income during the quarter ended September 30, 2013.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are encouraged by our results for the quarter ended September 30, 2013, which include positive net earnings, increases in capital and continued improvements in asset quality.
We have made significant progress in reducing our non-performing assets to $15.2 million at September 30, 2013 compared to $19.2 million at June 30, 2013 and $24.7 million at September 30, 2012. Delinquency levels have declined, with the 30-89 day category totaling $397,000 at September 30, 2013, compared to $4.1 million for the same period in 2012.”

Net interest income decreased $167,000, or 4.1%, to $4.0 million for the quarter ended September 30, 2013 compared to $4.1 million for the same period in 2012.  The decrease in net interest income is primarily due to lower yields on loans, partially offset by lower rates on interest-bearing liabilities.  The net interest margin was 3.56% for the quarter ended September 30, 2013 compared to 3.57% for the same period in 2012.

Noninterest income increased 8.3% to $494,000 for the quarter ended September 30, 2013 compared to $456,000 for the same period in 2012. The increase was primarily the result of a decline in net losses on sale of other real estate owned (“OREO”) totaling $132,000 more than offsetting a decrease in mortgage origination fee income totaling $98,000. The decrease in mortgage origination fee income is due to a decline in refinance originations.

Noninterest expense decreased $184,000, or 4.7%, to $3.7 million for the quarter ended September 30, 2013 compared to the same period in 2012.  Valuation adjustments and expenses on OREO decreased $111,000 for the three month period ended September 30, 2013 compared to the same period in 2012.

At September 30, 2013, total assets were $498.6 million compared to $503.0 million at June 30, 2013.  Net loans decreased $7.3 million, or 2.3%, to $314.0 million at September 30, 2013, compared to $321.3 million at June 30, 2013. Although loan demand has increased during the quarter ended September 30, 2013, loan payoffs have exceeded the origination of new loans.  Total deposits decreased $3.7 million to $396.0 million at September 30, 2013 compared to $399.6 million at June 30, 2013 primarily due to the planned runoff of higher cost certificates of deposit.  Certificates of deposit comprised 36.6% of total deposits at September 30, 2013 compared to 37.1% of total deposits at June 30, 2013.  The average cost of interest-bearing deposits for the three-month period ended September 30, 2013 was 0.39% compared to 0.49% for the corresponding period in 2012.

The Bank continues to be well-capitalized under regulatory requirements. At September 30, 2013, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 14.47%, 13.25%, and 9.35%, respectively, compared to 14.18%, 12.93%, and 9.21%, respectively, at June 30, 2013.  At September 30, 2013, the Company had 6,597,739 common shares outstanding with a book value of $8.08 per common share.

Nonperforming assets totaled $15.2 million, or 3.05% of total assets, at September 30, 2013, compared to $19.2 million, or 3.81% of total assets, at June 30, 2013.  Nonaccrual loans totaled $8.4 million at September 30, 2013 compared to $12.8 million at June 30, 2013. Nonaccrual loans with a current payment status represented approximately 54% of total nonaccrual loans at June 30, 2013.  Foreclosed real estate totaled $5.9 million at September 30, 2013 compared to $5.4 million at June 30, 2013.  Net charge-offs for the three months ended September 30, 2013 were $667,000, or 0.82% of average loans annualized, compared to $391,000, or 0.48% of average loans annualized, for the quarter ended September 30, 2012. The allowance for loan losses was $5.0 million, or 1.56% of total loans, at September 30, 2013 compared to $5.7 million, or 1.73% of total loans, at June 30, 2013. There was no provision for loan losses recorded for the quarter ended September 30, 2013, compared to a $300,000 provision for the quarter ended September 30, 2012.  The decrease in the provision for loan losses is the result of continued improvement in asset quality.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.
	At	At
	September 30, 2013	June 30, 2013
	(Dollars in thousands)

Financial Condition Data:
Total assets	$498,565	$503,028
Loans receivable, net	313,995	321,299
Cash and cash equivalents, and
interest-bearing deposits	23,593	24,514
Investment securities	100,960	96,024
Deposits	395,972	399,642
Repurchase agreements	916	551
FHLB advances	37,418	37,626
Subordinated debentures	7,386	7,358
Stockholders' equity	$53,316	$53,025

	Three Months Ended September 30,
	2013	2012
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$4,601	$4,969
Interest expense	645	846
Net interest income	3,956	4,123
Provision for loan losses	-	300
Net interest income after
provision for loan losses	3,956	3,823
Noninterest income	494	456
Noninterest expense	3,722	3,906
Earnings before income taxes	728	373
Total income taxes	230	78
Net earnings	$498	$295

Share Data:
Earnings per share, basic	$0.08	$0.05
Earnings per share, diluted	$0.08	$0.05
Book value per common share	$8.08	$8.02
Weighted average shares:
Basic	6,272,957	6,261,233
Diluted	6,272,957	6,261,233

	Three Months Ended September 30,
	2013	2012
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$5,660	$5,852
Provision for loan losses	-	300
Recoveries	97	392
Charge-offs	(764)	(783)
Net Charge-offs	(667)	(391)
Allowance at end of period	$4,993	$5,761

Net charge-offs to average outstanding
loans during the period, annualized	0.82%	0.48%

	At	At	At
	September 30, 2013	June 30, 2013	September 30, 2012
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$8,402	$12,796	$17,252
Nonperforming investments	930	942	668
Real estate owned	5,882	5,433	6,753
Other nonperforming assets	-	-	31

Total nonperforming assets	$15,214	$19,171	$24,704

	Three Months Ended	Year Ended	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012

Performance Ratios:
Return on average assets	0.40%	0.31%	0.23%
Return on average equity	3.74%	2.97%	2.21%
Interest rate spread	3.49%	3.55%	3.47%
Net interest margin	3.56%	3.64%	3.57%
Efficiency ratio	83.64%	84.16%	85.38%
Average interest-earning assets to
average interest-bearing liabilities	113.02%	112.76%	112.72%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.56%	1.73%	1.80%
Allowance for loan losses as a
percent of nonperforming loans	59.43%	44.23%	33.39%
Nonperforming loans as a percent
of total loans	2.63%	3.91%	5.40%
Nonperforming assets as a percent
of total assets	3.05%	3.81%	4.87%